Exhibit 99.1

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

STOCK REPURCHASE PROGRAM

BRIDGEWATER, N.J. – May 6, 2008 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communication service providers, today announced that its Board of Directors has authorized a stock repurchase program under which the company may repurchase up to $25 million of its outstanding common stock. Synchronoss plans to make such purchases at prevailing prices over the next twelve months, subject to applicable rules and regulations of the Securities and Exchange Commission.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, stated, “We are encouraged by the progress the company is making against its strategic growth initiatives, which is evidenced in part by a record number of new customer wins in the first quarter of 2008. From a long-term perspective, we believe the long-term growth prospects for Synchronoss are substantial, and as a result, we believe that today’s announced share repurchase program is in the best interest of Synchronoss and its stockholders.”

Any purchases under the stock repurchase program may be made, from time to time, in the open market, through block trades or otherwise. The program does not obligate Synchronoss to acquire any particular amount of common stock and purchases may be commenced or suspended at any time, or from time to time, without prior notice based on market conditions and other factors.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the premier provider of on-demand transaction management software to Tier One communications service providers. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow(R) and ConvergenceNow(R) software platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Registration Statement on Form S-1 and the form of the prospectus contained therein, as amended and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contacts:
Investor: Tim Dolan 617-956-6727
investor@synchronoss.com

Media: Stacie Hiras 908-547-1260
stacie.hiras@synchronoss.com

SOURCE: Synchronoss Technologies, Inc. The Synchronoss logo, Synchronoss, ActivationNow and ConvergenceNow are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.